Exhibit 10.1
Execution Copy

OMNIBUS AGREEMENT
BETWEEN
REGENCY ACQUISITION LP
AND
REGENCY ENERGY PARTNERS LP

OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and between Regency Acquisition LP, a Delaware limited partnership (“Acquisition”), and Regency Energy Partners LP, a Delaware limited partnership (the “MLP”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
     The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in this Agreement, with respect to certain indemnification and reimbursement obligations of the Parties.
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
Definitions
     1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Acquisition” has the meaning given such term in the introduction to this Agreement.
     “Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Cap” has the meaning given such term in Section 2.3(a).
     “Closing Date” means February 3, 2006, the date of the closing of the initial public offering of Common Units.
     “Common Unit” has the meaning given such term in the MLP Agreement.
     “Conflicts Committee” has the meaning given such term in the MLP Agreement.
     “Contribution Agreement” has the meaning given such term in the MLP Agreement.
     “Covered Environmental Losses” means all environmental Losses (including, without limitation, costs and expenses of any Environmental Activity) of any and every kind or character, by reason of or arising out of:
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     (i) any violation or correction of violation, including without limitation performance of any Environmental Activity, of Environmental Laws; or
     (ii) any event, omission or condition associated with ownership or operation of the MLP Assets (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the MLP Assets or the exposure to or Release of Hazardous Substances arising out of operation of the MLP Assets at non-MLP Asset locations) including, without limitation, (A) the cost and expense of any Environmental Activities and (B) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;
but only to the extent that such violation described in clause (i) or such events or conditions described in clause (ii) occurred before the Closing Date.
Notwithstanding the foregoing, “Covered Environmental Losses” shall not include any costs or expenses associated with the construction of an acid gas reinjection well at the MLP’s Waha gas processing plant to the extent that such costs or expenses are reflected in the maintenance or growth capital expenditures line item of the MLP’s forecasted Cash Available for Distribution for the twelve months ending December 31, 2006 contained in the Registration Statement.
     “Environmental Activities” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, without limitation, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty; provided, however, that Environmental Activity shall not include any project management or long-term groundwater monitoring performed at the conclusion of or in lieu of active groundwater remediation.
     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date, (b) any
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Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.
     “Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
     “General Partner” means Regency GP LP, a Delaware limited partnership and the general partner of the MLP.
     “Hazardous Substance” means (a) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
     “Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
     “MLP” has the meaning given such term in the introduction to this Agreement.
     “MLP Agreement” means the Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement only if it has received the approval of the Conflicts Committee that would be required, if any, pursuant to Section 3.5 hereof if such amendment or modification were an amendment or modification of this Agreement.
     “MLP Assets” means the pipelines, processing plants or related equipment or assets, or portions thereof, owned or leased by any member of the Partnership Group as of the Closing Date.
     “Partnership Group” means the MLP and any Subsidiary of the MLP.
     “Party” and “Parties” have the meanings given such terms in the introduction to this Agreement.
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     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity (but shall not include any governmental agency or authority).
     “Registration Statement” has the meaning given such term in the MLP Agreement.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
     “Subsidiary” has the meaning given such term in the MLP Agreement.
ARTICLE II
Indemnification
     2.1 Environmental, Right-of-Way and Tax Indemnifications. Subject to the provisions of Sections 2.2 and 2.3, Acquisition shall indemnify, defend and hold harmless the Partnership Group from and against
          (a) any Covered Environmental Losses suffered or incurred by the Partnership Group relating to the MLP Assets;
          (b) any Losses suffered or incurred by the Partnership Group by reason of or arising out of:
     (i) the failure of the Partnership Group to be the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any MLP Assets, and such failure renders the Partnership Group liable or unable to use or operate the MLP Assets in substantially the same manner that the MLP Assets were used and operated by Acquisition and its Subsidiaries (including any Person contributed to the MLP on or prior to the Closing Date) immediately prior to the Closing Date as described in the Registration Statement;
     (ii) the failure of the Partnership Group to have on the Closing Date any consent or governmental permit necessary to allow any MLP Assets constituting pipelines to cross the roads, waterways, railroads and other areas upon which any such MLP Assets are located as of the Closing Date, and any such failure renders the Partnership Group unable to use or operate such MLP Assets in substantially the same manner that such MLP Assets were owned and operated by Acquisition and its Subsidiaries (including any Person contributed to the MLP on or prior to the Closing Date) immediately prior to the Closing Date as described in the Registration Statement; and
          (c) any Losses suffered or incurred by the Partnership Group by reason of or arising out of any federal, state and local income tax liabilities attributable to the
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ownership or operation of the MLP Assets prior to the Closing Date, including any such income tax liabilities of MLP and its Subsidiaries that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date, but excluding any federal, state and local income taxes reserved on the books of the Partnership Group as of the Closing Date.
     2.2 Limitations Regarding Indemnification.
          (a) The indemnification obligations of Acquisition set forth in Section 2.1 shall survive until the third anniversary of the Closing Date in the case of subsection (a), until the second anniversary of the Closing Date in the case of subsection (b) and until sixty (60) days after the expiration of any applicable statute of limitations in the case of subsection (c); provided, however, that any such indemnification obligation shall remain in full force and effect with respect only to any bona fide claim made thereunder prior to any such expiration and then only for such period as may be necessary for the resolution thereof.
          (b) The aggregate liability of Acquisition under Section 2.1(a) shall not exceed $8.6 million (the “Cap”).
          (c) No claims may be made against Acquisition for indemnification pursuant to Section 2.1 unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group exceed $250,000, after such time Acquisition shall be liable for the full amount of such claims, subject to the limitations of subsection (b) of this Section 2.2.
          (d) Notwithstanding anything herein to the contrary, in no event shall Acquisition have any indemnification obligations under this Agreement for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.
     2.3 Indemnification Procedures.
          (a) The MLP agrees that within a reasonable period of time after it shall become aware of facts giving rise to a claim for indemnification pursuant to this Article II, it will provide notice thereof in writing to Acquisition specifying the nature of and specific basis for such claim; provided, however, that the MLP shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).
          (b) Acquisition shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the MLP that are covered by the indemnification set forth in this Article II, including, without limitation, the selection of counsel (provided that if such claim involves Covered Environmental Losses, such counsel shall be reasonably acceptable to the MLP), determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be
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unreasonably withheld, conditioned or delayed) of the MLP unless it includes a full release of the Partnership Group from such matter or issues, as the case may be.
          (c) The MLP agrees to cooperate fully with Acquisition with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article II, including, without limitation, the prompt furnishing to Acquisition of any correspondence or other notice relating thereto that the Partnership Group may receive, permitting the names of the Partnership Group to be utilized in connection with such defense, the making available to Acquisition of any files, records or other information of the Partnership Group that Acquisition considers relevant to such defense and the making available to Acquisition of any employees of the Partnership Group; provided, however, that in connection therewith Acquisition agrees to use reasonable efforts to minimize the impact thereof on the operations of the Partnership Group and further agrees to maintain the confidentiality of all files, records and other information furnished by the MLP pursuant to this Section 2.4. In no event shall the obligation of the MLP to cooperate with Acquisition as set forth in the immediately preceding sentence be construed as imposing upon the MLP an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the MLP may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. Acquisition agrees to keep any such counsel hired by the MLP reasonably informed as to the status of any such defense, but Acquisition shall have the right to retain sole control over such defense.
          (d) In determining the amount of any Loss for which the MLP is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Partnership Group, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Partnership Group as a result of such claim and (ii) all amounts recovered by the Partnership Group under contractual indemnities from third Persons. The MLP hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities. To the extent that Acquisition has made an indemnification payment hereunder in respect of a claim for which the MLP has asserted a related claim for insurance proceeds or under a contractual indemnity, Acquisition shall be subrogated to the rights of the MLP to receive the proceeds of such insurance or contractual indemnity.
ARTICLE III
Miscellaneous
     3.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Texas.
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     3.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.2.

For notices to Acquisition:

c/o Hicks, Muse, Tate & Furst Incorporated
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Phone: (214) 740-7235
Fax: (214) 720-7888

Attention: Jason H. Downie

For notices to the MLP:
1700 Pacific, Suite 2900
Dallas, Texas 75201
Phone: (214) 750-1771
Fax: (214) 750-1749
Attention: Chief Legal Officer
     3.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     3.4 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
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     3.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would have a material adverse effect on the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     3.6 Assignment; Third Party Beneficiaries. Neither Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Party. The provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), but no limited partner or member of Acquisition or the MLP or other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     3.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     3.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     3.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

REGENCY ACQUISITION LP

By:	Regency Holdings LLC, its general partner

By:	/s/ Jason H. Downie

Name: Jason H. Downie
Title: Vice President

REGENCY ENERGY PARTNERS LP

By:	REGENCY GP LP, its general partner

By:	REGENCY GP LLC, its general partner

By:	/s/ James W. Hunt

Name: James W. Hunt
Title: President and Chief Executive Officer
[Signature Page to Omnibus Agreement]